Exhibit 99.1

NEWS RELEASE
CONTACTS: Rex P. Doyle, Chief Executive Officer 281-419-3742 / rdoyle@1epic.com
Lisa Elliott, Sr. Vice President DRG&E ∙ IR Counsel 713-529-6600 / lelliott@drg-e.com

EPiC ENERGY RESOURCES TO DELAY PAYMENT OF
QUARTERLY REDEMPTION

December 2, 2008 — Houston, TX— EPiC Energy Resources, Inc. (OTCBB: EPCC) (“EPiC”) a provider of engineering, management consulting, training and data management services to the energy industry, today announced its decision to delay payment of a $1,265,000 quarterly redemption payment due on December 1, 2008 to its debenture holders. Current terms require the repayment of the debt and applicable interest every three months beginning on December 1, 2008 over a four-year period. Epic is negotiating with its debenture holders to restructure the debt in order to provide more financial flexibility for Epic, while also providing acceptable returns for its debt holders. There is a total of $20.25 million outstanding principal on the debentures.

“Over the past three quarters we have continued to make the changes necessary to position EPiC and all of our business units to compete in the currently challenging market”, stated Rex P. Doyle, CEO of EPiC Energy Resources, Inc. “We continue to reduce our cost structure, improve our operating efficiencies and closely manage our cash position in order to more favorably position ourselves; thereby serving the interest of all of our stakeholders.”

About EPiC

EPiC Energy Resources is a Houston-based integrated energy services company. EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure. Services are provided through Pearl, a diversified engineering and energy services company; Carnrite, a management consulting company focused on providing strategic and operational consulting services to the broad energy industry; and EIS, a global training and data management services company. EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements. These forward-looking statements are based on management’s belief and assumptions derived from currently available information. Although EPiC Energy Resources (“EPiC”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions, availability of capital to pursue its business plan and service its debt, and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC’s SEC filings. EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

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